Exhibit 99.1

Spirit AeroSystems Announces New Board Member

WICHITA, Kan., Feb. 22, 2018 — Spirit AeroSystems Holdings, Inc. (NYSE: SPR) today announced that retired Southwest Airlines executive Laura Wright has joined its board of directors.

“Laura embodies an exceptional combination of financial acumen and aviation industry experience,” said Bob Johnson, board chairman of Spirit AeroSystems. “We are excited to have her join the full board, as well as serve on the risk committee.”

Wright served in a variety of financial leadership roles during her 25-year career at Southwest Airlines, including treasurer and senior vice president of Finance, before retiring as senior vice president and chief financial officer in 2012. Upon retirement, Wright founded GSB Advisory, LLC, providing strategic and financial consulting to non-profits and other businesses pursuing growth.

Wright holds Bachelor and Master of Science degrees in accounting from the University of North Texas. She is a certified public accountant.

On the web: www.spiritaero.com
On Twitter: @SpiritAero

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Contacts:

Media:	Keturah Austin, Corporate Communications
(316) 523-2611
keturah.austin@spiritaero.com

About Spirit AeroSystems

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.spiritaero.com.